June 1, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Nocera, Inc. under Item 4.01 of its Form 8-K dated June 1, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Nocera, Inc. contained therein.

Very truly yours,

Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP